Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BioAtla, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	—	(1)	(2)	(3)	—	—

	Equity	Preferred Stock, par value $0.0001 per share	—	(1)	(2)	(3)	—	—

	Debt	Debt Securities	—	(1)	(2)	(3)	—	—

	Other	Warrants	—	(1)	(2)	(3)	—	—

	Other	Units	—	(1)	(2)	(3)	—	—

	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(2)	$200,000,000	0.0000927	$18,540

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$200,000,000		$18,540

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$18,540

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock, and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $200,000,000.